Exhibit 10.4
Form of Walter Investment Management Corp.
1999 Equity Incentive Plan
Restricted Stock Award Agreement — Nonemployee Director

Walter Investment Management Corporation
1999 Equity Incentive Plan
Restricted Stock Award Agreement —
Nonemployee Director
You have been selected to receive a grant of Restricted Stock pursuant to the Walter Investment Management Corporation 1999 Equity Incentive Plan (the “Plan”), as specified below:
Participant:
Date of Grant: April 29, 2009
Number of Shares of Restricted Stock Granted: 3,078
Purchase Price: $0 per share of Restricted Stock
Final Acceptance Date: May 12, 2009
Lapse of Restriction Date: Restrictions placed on the shares of Restricted Stock shall lapse on the date and in the amount listed below:

Date on Which	Number of Shares for	Cumulative Number of Shares
Restrictions Lapse	Which Restrictions Lapse	for Which Restrictions Lapse

April 30, 2010	–0–	–0–
April 30, 2011	–0–	–0–
April 30, 2012	All	100%
THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Stock by Walter Investment Management Corporation, a Maryland corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.
The Plan provides a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
     1. Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by: (a) making payment to the Company by certified or bank check or other instrument acceptable to the Committee of the Purchase Price per Restricted Stock , if any, times the number of Restricted Shares to be accepted, and (b) signing and delivering to the Company a copy of this Agreement. Upon acceptance of this Award by the Participant, certificates evidencing the Restricted Stock so accepted shall be issued and held by the Company in escrow, and the Participant’s name shall be entered as the shareholder of record on the books of the Company. Thereupon, the

Participant shall have all the rights of a shareholder with respect to such Restricted Stock, subject, however, to the restrictions and conditions specified in this Agreement.
     2. Service With the Company. Except as may otherwise be provided in Sections 6 or 7, the Restricted Stock granted hereunder is granted on the condition that the Participant continues service to the Company as a member of the Board from the Date of Grant through (and including) the Lapse of Restriction Date, as set forth above (referred to herein as the “Period of Restriction”).
     This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future under the Plan.
     3. Certificate Legend. Each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Walter Investment Management Corporation 1999 Equity Incentive Plan (the “Plan”), and in the associated Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Award Agreement may be obtained from Walter Investment Management Corporation.”
     4. Removal of Restrictions. Except as may otherwise be provided herein and in the Plan, the shares of Restricted Stock granted pursuant to this Agreement shall become freely transferable by the Participant on the date and in the amount set forth under the Lapse of Restriction Dates above, subject to applicable federal and state securities laws. Once shares of Restricted Stock are no longer subject to any restrictions, the Participant shall be entitled to have the legend required by Section 3 of this Agreement removed from the applicable stock certificates.
     5. Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and shall receive all dividends and other distributions paid with respect to the shares of Restricted Stock on a current basis, in the form and at such time as dividends are paid on the Company’s outstanding shares of Common Stock.
     6. Termination of Service.
(a)	By Death or Disability. If the Participant’s service is terminated during the Period of Restriction due to death or Disability, then the Participant shall vest in a pro rata portion of the Award that relates to such Period of Restriction. The pro rata Award shall equal the product of (x) and (y) where (x) is the number of restricted shares granted under this Agreement and (y) is a fraction, the numerator of which is the number of calendar months that the Participant served as a member of the Board during the Period of Restriction (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Period of Restriction.

For purposes of this Agreement, disability shall be defined as a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

(b)	For Other Reasons. If the service of the Participant shall terminate for any reason other than death or Disability, the Participant shall forfeit the entire Restricted Stock award subject to the Compensation Committee’s discretion to vest all or a portion of the Award.
     7. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of service from the Board, the Period of Restriction and restrictions imposed on the shares of Restricted Stock shall immediately lapse, with all such shares of Restricted Stock vesting and becoming freely transferable by the Participant, subject to applicable federal and state securities laws.
     8. Restrictions on Transfer. During the Period of Restriction, shares of Restricted Stock granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of shares of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the shares of Restricted Stock, the Participant’s right to such shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.
     9. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of shares of Restricted Stock subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.
     10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     11. Continuation of Service. This Agreement shall not confer upon the Participant any right to continue service with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s service at any time.
     12. Miscellaneous.
(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement should Participant fail to make timely payment of all taxes due.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the minimum amount required to be withheld.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Maryland.

(h)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(i)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Walter Investment Management Corp.

By:

ATTEST:

Participant

Participant’s name and address: